Exhibit 99.1

Global Eagle Announces Receipt of NASDAQ Letter

LOS ANGELES, March 24, 2017 – On March 20, 2017, Global Eagle Entertainment Inc. (NASDAQ: ENT) (“Global Eagle” or the “Company”) received a notification from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because it has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”). The NASDAQ letter has no immediate effect on the listing of Global Eagle’s common stock on The NASDAQ Capital Market.

Under NASDAQ Listing Rules, the Company has until May 19, 2017 to comply with the NASDAQ Listing Rule or to submit a plan to NASDAQ to regain compliance. If it accepts the Company’s plan, NASDAQ can grant an exception of up to 180 days from the 2016 Form 10-K due date (which would be September 12, 2017) for the Company to regain compliance. If NASDAQ does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a NASDAQ Hearings Panel before any delisting occurs.

About Global Eagle Entertainment (GEE)

Global Eagle Entertainment Inc. (NASDAQ: ENT) is a leading provider of satellite-based connectivity and media to fast-growing, global mobility markets across air, sea and land. Supported by proprietary and best-in-class technologies, GEE offers a fully integrated suite of rich media content and seamless connectivity solutions that cover the globe. With approximately 1,500 employees and 50 offices on six continents, GEE delivers exceptional service and rapid support to a diverse base of customers around the world. Find out more at: www.geemedia.com.

Kevin Trosian

Senior Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@geemedia.com